Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS FIRST-QUARTER 2015 RESULTS

LAKE FOREST, Ill., April 28, 2015 -- Hospira, Inc. (NYSE: HSP), the world's leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars, today reported results for the first quarter ended March 31, 2015. For the first quarter of 2015, net sales were $1.2 billion, and adjusted* diluted earnings per share were $0.97. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.) On a U.S. Generally Accepted Accounting Principles (GAAP) basis, first-quarter 2015 diluted earnings per share were $0.43.

"Hospira started out the year with very strong sales and profitability, driven primarily by continued momentum in our Specialty Injectable Pharmaceuticals business,” said F. Michael Ball, chief executive officer. "In addition to our strong financial performance, we made significant progress on many fronts, including enhancing our biosimilars pipeline, launching new generic injectable products and advancing our device strategy. Going forward, we remain keenly focused on our key growth areas of biosimilars, generic injectables and devices, as well as on meeting the needs of our customers and healthcare systems around the world."

In the first quarter, Hospira and Pfizer Inc. [NYSE: PFE] announced that the two companies had entered into a merger agreement under which Pfizer will acquire Hospira for $90 a share in cash for a total enterprise value of approximately $17 billion. The merger, which is subject to customary closing conditions, including regulatory approvals in several jurisdictions and approval of the merger by Hospira's shareholders, is expected to close in the second half of 2015.

First-Quarter 2015 Results
The following table highlights selected financial results for the first quarter of 2015 compared to the same period in 2014:

In $ millions, except per share amounts	GAAP Three Months Ended March 31,		%	Adjusted* Three Months Ended March 31,		%
	2015	2014	Change	2015	2014	Change
Net Sales	$1,174.9	$1,050.8	11.8%	$1,174.9	$1,050.8	11.8%
Gross Profit (Net Sales less Cost of Products Sold)	$523.5	$369.6	41.6%	$538.5	$419.9	28.2%
Income from Operations	$133.4	$99.6	33.9%	$247.2	$151.5	63.2%
Diluted Earnings per Share	$0.43	$0.40	7.5%	$0.97	$0.60	61.7%
Statistics (as a % of Net Sales, except for Income Tax Rate)
Gross Profit (Net Sales less Cost of Products Sold)	44.6%	35.2%		45.8%	40.0%
Income from Operations	11.4%	9.5%		21.0%	14.4%
Income Tax Rate	39.3%	20.3%		28.5%	24.5%

Results under GAAP include items as detailed in the schedules attached to this press release.

Net sales increased 11.8 percent to $1.2 billion in the first quarter of 2015. Excluding the impact of foreign currency fluctuations, net sales increased 15.7 percent. The majority of the increase was due to continued strong net sales of Specialty Injectable Pharmaceuticals (SIP) in the United States. Also contributing to the quarter’s net sales performance were sales of biosimilars in the Europe, Middle East and Africa (EMEA) segment and device sales globally. The strong net sales growth more than offset the expected decline of Precedex™, Hospira’s proprietary sedation drug, which lost market exclusivity in the second half of 2014.

Adjusted* income from operations increased 63.2 percent to $247 million in the first quarter of 2015, compared to $152 million in the first quarter of 2014. Improved adjusted* gross margin performance reflected the impact of the strong growth in net sales. Selling, general and administration (SG&A) increased 20.2 percent to $224 million due to employee-related compensation expenses and biosimilars promotional spending. On a GAAP basis, income from operations was $133 million compared to $100 million in the first quarter of 2014. In addition to the impact of the strong net sales, the first-quarter 2015 GAAP income from operations included an upfront research and development (R&D) milestone charge of $51 million associated with a biosimilar collaborative arrangement with Pfenex, announced earlier in the first quarter, as well as costs associated with the proposed merger with Pfizer.

The effective tax rate on an adjusted* basis in the quarter was 28.5 percent compared to 24.5 percent in the first-quarter 2014, with the increase mainly reflecting stronger earnings in higher tax-rate jurisdictions. On a GAAP basis, the first-quarter 2015 effective tax rate was 39.3 percent, compared to 20.3 percent in the first quarter of 2014, reflecting the non-deductibility of the upfront R&D milestone payment to Pfenex.

Cash Flow
Cash flow from operations for the first three months of 2015 was an outflow of $100 million, compared to an inflow of $18 million in the first three months of 2014. The decrease is primarily due to the upfront R&D milestone payment to Pfenex, higher employee incentive payments and higher investments in working capital.

Capital expenditures were $103 million for the first three months of 2015, compared to $95 million for the same period in 2014.

2015 Projections

Given the announcement early in the first quarter that Hospira and Pfizer had entered into a merger agreement, the company has not provided annual projections for 2015.

*Use of Non-GAAP Financial Measures

Adjusted measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira's Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast/Complementary Information
Given the proposed merger, Hospira will not hold a conference call for its quarterly results. Complementary information to this press release on the first-quarter 2015 results is available on the Presentations page of the Investor Relations website.

About Hospira
Hospira, Inc. is the world's leading provider of injectable drugs and infusion technologies, and a global leader in biosimilars. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy and statements regarding the proposed merger with Pfizer Inc. These statements often include words such as "will,” believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent Forms 10-Q. Additional factors may include the effect of the announcement of the merger and related transactions on Hospira’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Pfizer Inc., and the risk that the merger agreement with Pfizer Inc. may be terminated in circumstances that require Hospira to pay a termination fee to Pfizer Inc.; the outcome of any legal proceedings that may be instituted against Hospira related to the merger agreement with Pfizer Inc.; and the failure to satisfy conditions to completion of the merger with Pfizer Inc., including the receipt of all required regulatory approvals related to the merger with Pfizer Inc. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2357	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

Hospira, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except for per share amounts)

	Three Months Ended March 31,		% Change
	2015	2014
Net sales	$1,174.9	$1,050.8	11.8%

Cost of products sold	651.4	681.2	(4.4)%
Restructuring and impairment	31.1	0.7	nm
Research and development	135.4	83.2	62.7%
Selling, general and administrative	223.6	186.1	20.2%
Total operating costs and expenses	1,041.5	951.2	9.5%
Income From Operations	133.4	99.6	33.9%

Interest expense	15.0	20.5	(26.8)%
Other income, net	(3.5)	(2.0)	75.0%
Income Before Income Taxes	121.9	81.1	50.3%

Income tax expense	47.9	16.5	190.3%
Equity income from affiliates, net	(1.6)	(3.3)	(51.5)%
Net Income	$75.6	$67.9	11.3%

Earnings Per Common Share:
Basic	$0.44	$0.41	7.3%
Diluted	$0.43	$0.40	7.5%

Weighted Average Common Shares Outstanding:
Basic	171.4	166.5	2.9%
Diluted	175.1	168.4	4.0%

Adjusted Gross Profit(1)(2)	$538.5	$419.9	28.2%
Adjusted Income From Operations(1)	$247.2	$151.5	63.2%
Adjusted Net Income(1)	$170.1	$101.7	67.3%
Adjusted Diluted Earnings Per Share(1)	$0.97	$0.60	61.7%

Statistics (as a % of Net sales, except for income tax rate)

	GAAP Three Months Ended March 31,		Adjusted (1) Three Months Ended March 31,
	2015	2014	2015	2014
Gross Profit(2)	44.6%	35.2%	45.8%	40.0%
Income From Operations	11.4%	9.5%	21.0%	14.4%
Net Income	6.4%	6.5%	14.5%	9.7%
Income Tax Rate	39.3%	20.3%	28.5%	24.5%
______________________________________________________________________

(1)
Adjusted financial measures are Non-GAAP measures and exclude specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2)	Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes specified items, as indicated in the previous footnote.
nm	Percentage change is not meaningful.

Hospira, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except for per share amounts)

Three Months Ended March 31, 2015 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income	Diluted EPS
GAAP Financial Measures	$523.5	$133.4	$75.6	$0.43
Specified Items(2)
Device Strategy charges(A)	(8.5)	9.1	8.1	0.05
Amortization of certain intangible assets(B)	8.6	8.6	5.9	0.03
Certain quality and product related charges(C)	0.6	0.6	0.4	—
Capacity expansion related charges(D)	14.3	14.3	9.2	0.05
Acquisition and integration related charges(E)	—	0.5	0.3	—
Facilities optimization charges(F)	—	12.9	8.1	0.05
Pfizer transaction and integration related charges(G)	—	16.2	11.0	0.06
Research and development charges(H)	—	51.0	51.0	0.29
Other restructuring charges(I)	—	0.6	0.5	0.01
Adjusted financial measures(3)	$538.5	$247.2	$170.1	$0.97
__________________________________________________________________________

GAAP results for the three months ended March 31, 2015 include:
(A)
Device Strategy (income) charges: ($8.5) million reported in Cost of products and $17.6 million reported in Restructuring and impairment. Income relates to the release of customer accommodation accruals, and charges include severance, consulting, and other costs associated with Hospira's Device Strategy.

(B)
Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma Limited ("Mayne Pharma") (which closed in 2007) and both a generic injectable business (which closed in 2010) and an active pharmaceutical ingredient business (which closed in 2014) by Hospira Healthcare India Private Limited ("Hospira India").

(C)
Certain quality and product related charges reported in Cost of products sold primarily include costs to address identified issues. These charges are primarily associated with Hospira's response to certain United States Food and Drug Administration ("FDA") warning letters.

(D)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(E)	Acquisition and integration related charges related to the acquisition and integration of an active pharmaceutical ingredient business.
(F)
Facilities optimization charges reported in Restructuring and impairment related to the announced closure of the Clayton, North Carolina manufacturing facility and the discontinuation of research and development related activities at the Boulder, Colorado facility.

(G)	Legal, advisory and other transaction related fees as well as integration costs associated with the proposed merger with Pfizer Inc.
(H)
Research and development charges include an upfront milestone payment related to a global collaboration agreement with Pfenex, Inc. ("Pfenex") to develop and commercialize PF582, Pfenex’s biosimilar candidate for ranibizumab.

(I)	Other restructuring charges reported in Restructuring and impairment include severance costs associated with Hospira's commercial reorganization.

Three Months Ended March 31, 2014 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income	Diluted EPS
GAAP Financial Measures	$369.6	$99.6	$67.9	$0.40
Specified Items(2)
Device Strategy charges(A)	5.9	6.3	4.6	0.03
Amortization of certain intangible assets(B)	17.5	17.5	12.3	0.07
Certain quality and product related charges(C)	12.9	12.9	8.5	0.05
Capacity expansion related charges(D)	14.0	14.0	9.3	0.06
Acquisition and integration related charges(E)	—	0.9	(1.1)	(0.01)
Other restructuring charges(F)	—	0.3	0.2	—
Adjusted financial measures(3)	$419.9	$151.5	$101.7	$0.60
__________________________________________________________________________

GAAP results for the three months ended March 31, 2014 include:
(A)
Device Strategy charges: $5.9 million reported in Cost of products sold and $0.4 million reported in Restructuring and impairment. These charges include consulting, customer accommodations, accelerated depreciation, and other costs associated with Hospira's Device Strategy.

	(B)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma and a generic injectable business by Hospira India.
(C)
Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs, extended production downtime related costs, and device product review and remediation costs to address identified issues. These charges are primarily associated with Hospira's response to the FDA warning letters and charges related to certain device related remediation activities.

	(D)	Capacity expansion related charges reported in Cost of products sold include start-up charges related to manufacturing capacity expansion in India.
(E)
Acquisition and integration related charges (gains): $0.9 million reported in Selling, general, and administrative and $(2.7) million reported in Other income, net. These amounts include purchase price hedge gains and costs for the then pending acquisition and integration of an active pharmaceutical ingredient business.

	(F)	Other restructuring charges reported in Restructuring and impairment. These charges include severance costs associated with Hospira's commercial reorganization.
(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)
Specified items are shown net of tax in aggregate of $19.3 million and $15.4 million for the three months ended March 31, 2015 and 2014, respectively, based on the statutory tax rates in the various tax jurisdictions in which the items occurred.

(3)
The Non-GAAP financial measures contained in this press release (including Adjusted Gross Profit, Adjusted Income From Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share) adjust for specified items. Management believes the Non-GAAP financial measures represent the amounts directly related to the ongoing operations of the business and uses these measures in evaluating performance. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP and may not be comparable to, or calculated in the same manner as, Non-GAAP financial measures published by other companies. Refer to Hospira's Form 8-K furnished on April 28, 2015.

Hospira, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in millions)

	March 31, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$643.7	$802.4
Trade receivables, less allowances of $9.3 and $9.6, respectively	595.8	601.9
Inventories, net	1,181.0	1,133.3
Deferred income taxes and other	190.7	230.0
Prepaid expenses	64.0	69.3
Other receivables	113.2	117.3
Total Current Assets	2,788.4	2,954.2
Property and equipment, net	1,852.7	1,816.7
Intangible assets, net	126.4	123.4
Goodwill	1,083.9	1,089.1
Deferred income taxes	312.9	295.4
Investments	257.2	252.2
Other assets	128.1	119.0
Total Assets	$6,549.6	$6,650.0
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$4.8	$6.8
Trade accounts payable	359.6	414.5
Salaries, wages and commissions	162.8	252.0
Other accrued liabilities	597.1	626.8
Total Current Liabilities	1,124.3	1,300.1
Long-term debt	1,754.2	1,749.2
Deferred income taxes	4.5	5.4
Post-retirement obligations and other long-term liabilities	230.0	258.7
Commitments and Contingencies
Total Shareholders' Equity	3,436.6	3,336.6
Total Liabilities and Shareholders' Equity	$6,549.6	$6,650.0

Hospira, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2015	2014
Cash Flow From Operating Activities:
Net Income	$75.6	$67.9
Adjustments to reconcile Net Income to net cash from operating activities-
Depreciation	49.2	43.9
Amortization of intangible assets	11.9	21.8
Stock-based compensation expense	14.1	11.0
Undistributed equity income from affiliates	(1.6)	(3.3)
Deferred income taxes and other tax adjustments	6.7	12.9
Impairments and other asset charges	1.8	—
Changes in assets and liabilities, net of the effects of acquisitions-
Trade receivables	(16.9)	20.4
Inventories	(76.0)	(70.4)
Prepaid expenses and other assets	9.2	(32.9)
Trade accounts payable	(48.0)	20.2
Other liabilities	(134.4)	(78.8)
Other, net	8.1	5.6
Net Cash (Used in) Provided by Operating Activities	(100.3)	18.3

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(103.4)	(95.1)
Acquisitions, net of cash acquired	—	(9.0)
Purchases of intangibles and other investments	(18.4)	(3.1)
Proceeds from disposal of businesses and assets	—	2.9
Net Cash Used in Investing Activities	(121.8)	(104.3)

Cash Flow From Financing Activities:
Other borrowings, net	(1.2)	(62.2)
Excess tax benefit from stock-based compensation arrangements	33.3	0.7
Proceeds from stock options exercised less taxes paid related to net share settlements of $27.7 and $4.9, respectively	43.1	25.2
Net Cash Provided by (Used in) Financing Activities	75.2	(36.3)

Effect of exchange rate changes on cash and cash equivalents	(11.8)	1.3

Net change in cash and cash equivalents	(158.7)	(121.0)
Cash and cash equivalents at beginning of period	802.4	798.1
Cash and cash equivalents at end of period	$643.7	$677.1

Supplemental Cash Flow Information:
Cash paid during the period-
Interest	$50.8	$50.5
Income taxes, net of refunds	$4.4	$4.9
Accrued capital expenditures	$37.5	$23.0

Hospira, Inc.
Net Sales by Product Line
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2015	2014	% Change at Actual Currency Rates	% Change at Constant Currency Rates(1)
Americas—
Specialty Injectable Pharmaceuticals	$665.5	$570.6	16.6%	17.6%
Medication Management	171.8	170.5	0.8%	3.0%
Other Pharma	139.6	100.7	38.6%	38.9%
Total Americas	976.9	841.8	16.0%	17.2%

EMEA—
Specialty Injectable Pharmaceuticals	75.1	85.8	(12.5)%	5.9%
Medication Management	21.6	25.7	(16.0)%	1.2%
Other Pharma	21.8	21.2	2.8%	15.6%
Total EMEA	118.5	132.7	(10.7)%	6.6%

APAC—
Specialty Injectable Pharmaceuticals	67.9	59.9	13.4%	25.0%
Medication Management	10.4	10.0	4.0%	12.0%
Other Pharma	1.2	6.4	(81.3)%	(81.3)%
Total APAC	79.5	76.3	4.2%	14.4%

Net Sales	$1,174.9	$1,050.8	11.8%	15.7%

Global—
Specialty Injectable Pharmaceuticals	$808.5	$716.3	12.9%	16.8%
Medication Management	203.8	206.2	(1.2)%	3.2%
Other Pharma	162.6	128.3	26.7%	29.1%
Net Sales	$1,174.9	$1,050.8	11.8%	15.7%

(1)
The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates, which reflect comparative local currency balances at prior period foreign exchange rates. Hospira calculated these percentages by taking current period reported net sales less the respective prior period reported net sales, divided by the prior period reported net sales, all at the respective prior period's foreign exchange rates. This measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this measure aids in the understanding of our change in net sales without the impact of foreign currency and provides greater transparency into Hospira's results of operations.